As filed with the Securities and Exchange Commission on August 6, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington. D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRANS1 INC.
(Exact name of registrant as specified in its charter)

Delaware	33-0909022
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
411 Landmark Drive, Wilmington, North Carolina 28412-6303
(Address of Principal Executive Offices)

2007 Stock Incentive Plan
(Full title of the plans)

Richard Randall
President and Chief Executive Officer
TranS1 Inc.
411 Landmark Drive
Wilmington, NC 28412-6303
(Name and address of agent for service)
(910) 332-1700
(Telephone number, including area code, of agent for service)
Copies to:
Bruce Feuchter, Esq.
Michael A. Hedge, Esq.
Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
(949) 725-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Amount Of
to be Registered	Registered (1)(2)	Per Share	Price (3)	Registration Fee
Common Stock, $0.0001 par value	600,000 shares	$6.36	$3,816,000	$212.93

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of TranS1 Inc. that may become issuable under our 2007 Stock Incentive Plan, as such may be amended from time to time (the “2007 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of our Common Stock.

(2)	This amount represents the additional shares of Common Stock eligible to be issued under the 2007 Plan. An aggregate of 1,400,000 shares of Common Stock available for issuance under the 2007 Plan have previously been registered on a registration statement on Form S-8 filed on November 7, 2007 (Registration No. 333-147219).

(3)	In accordance with Rule 457(h) under the Securities Act, the aggregate offering price is estimated, solely for purposes of calculating the registration fee, on the basis of the price of our Common Stock, as determined in accordance with Rule 457(c) under the Securities Act, using the average of the high and low prices (rounded to the nearest cent) reported on The NASDAQ Global Market on July 31, 2009.

EXPLANATORY NOTE
     This Registration Statement has been prepared in accordance with General Instruction E to Form S-8 and relates to an increase of 600,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) of TranS1 Inc. (referred to herein as “our,” “we” or “us”) available for issuance under its 2007 Stock Incentive Plan, as such may be amended from time to time (the “2007 Plan”).
     On April 23, 2009, our Board of Directors approved and adopted an amendment to the 2007 Plan, which, among other things, increases the number of shares of Common Stock available for issuance under the 2007 Plan by 600,000 shares from 1,400,000 shares to 2,000,000 shares. The amendment was approved by our stockholders at our 2009 Annual Meeting of Stockholders, which was held on June 3, 2009.
     Each of the 1,400,000 shares of Common Stock previously made available for issuance under the 2007 Plan have been registered with the Securities and Exchange Commission (the “Commission”) on a Registration Statement on Form S-8 filed with the Commission on November 7, 2007 (Registration No. 333-147219).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     In accordance with Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”), the documents containing the information called for by Part I of Form S-8 will be sent or given to individuals who participate in the 2007 Plan and are not being filed with or included in this Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents which have been, or will in the future be, filed by us with the Commission are incorporated herein by this reference:
(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Commission on March 13, 2009.

(2)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, as filed with the Commission on May 6, 2009.

(3)	Our Current Reports on Form 8-K, as filed with the Commission on April 30, 2009, June 4, 2009, July 14, 2009 and August 3, 2009.

(4)	Our Definitive Proxy Statement on Schedule 14A, as filed with the Commission on April 30, 2009.

(5)	The description of our Common Stock contained in our Registration Statement on Form 8-A (File No. 001-33744) filed with the Commission on October 15, 2007 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     Information furnished to the Commission under Item 2.02 or Item 7.01 in Current Reports on Form 8-K, and any exhibit relating to such information, filed prior to, on or subsequent to the date of this Registration Statement, is not incorporated by reference into this Registration Statement.
     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders, or document that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     The contents of our Registration Statement on Form S-8 (Registration No. 333-147219) is incorporated herein by reference.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The validity of the Common Stock offered hereby will be passed upon for us by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California. As of the date of this Registration Statement, certain attorneys of Stradling Yocca Carlson & Rauth hold an aggregate of 248,113 shares of our outstanding Common Stock.

Item 6. Indemnification of Directors and Officers.
     Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person was or is a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145(c) of the DGCL provides that where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.
     Our amended and restated certificate of incorporation provides that to the fullest extent permitted by applicable law, we are authorized to provide indemnification of (and advancement of expenses to) our directors, officers, employees and agents (and any other persons to whom Delaware law permits us to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders and others. Our amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such director or officer. Our amended and restated bylaws also provide for the advancement of expenses incurred in defending any such proceeding in advance of its final disposition, subject to any requirement of the DGCL regarding the delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified for such expenses incurred.
     We have also entered into an indemnification agreement with each of our directors and certain of our executive officers providing for indemnification to the fullest extent permitted by the DGCL.
     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision to the effect that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any (i) breach of a director’s duty of loyalty to the corporation or its stockholders, (ii) act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or redemption of shares, or (iv) transaction from which the director derives an improper personal benefit. Our amended and restated certificate of incorporation includes such a provision.
     Our amended and restated bylaws provide that we may maintain insurance, at our expense, to protect us and any director, officer, employee or agent of TranS1 or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL. We have an insurance policy covering our directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by us.
     The indemnification provisions set forth above and the indemnification agreements entered into between us and our directors and certain of our officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. The foregoing statements are subject to the detailed provisions of the DGCL and to the applicable provisions of our amended and restated certificate of incorporation and amended and restated bylaws.
     At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See Exhibit Index below.
Item 9. Undertakings.
     (a) We hereby undertake:
          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
               ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
               iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, TranS1 Inc., the registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of North Carolina, on the 6th day of August, 2009.

TRANS1 INC.
By:	/s/ Richard Randall
Richard Randall
President and Chief Executive Officer

POWER OF ATTORNEY
     We, the undersigned directors and officers of TranS1 Inc., do hereby constitute and appoint Richard Randall and Michael Luetkemeyer or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this registration statement and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Randall Richard Randall	President, Chief Executive Officer and Director (Principal Executive Officer)	August 6, 2009
/s/ Michael Luetkemeyer Michael Luetkemeyer	Chief Financial Officer (Principal Financial and Accounting Officer)	August 6, 2009
/s/ Michael Carusi Michael Carusi	Director	August 6, 2009
/s/ Mitchell Dann Mitchell Dann	Director	August 6, 2009
/s/ Paul LaViolette Paul LaViolette	Director	August 6, 2009
/s/ Jonathan Osgood Jonathan Osgood	Director	August 6, 2009
James Shapiro	Director
/s/ Joseph Slattery Joseph Slattery	Director	August 6, 2009

EXHIBIT INDEX

Number	Description

4.1	Specimen Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1, as amended (File No. 333-144802), and as declared effective on October 16, 2007).

4.2	Amended and Restated Certificate of Incorporation of TranS1 Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1, as amended (File No. 333-144802), and as declared effective on October 16, 2007).

4.3	Amended and Restated Bylaws of TranS1 Inc. (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-1, as amended (File No. 333-144802), and as declared effective on October 16, 2007).

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on signature page to the Registration Statement).

99.1	TranS1 Inc. 2007 Stock Incentive Plan, as amended (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A, as filed with the Commission on April 30, 2009).